Exhibit 99.1

News Release	Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS NAMES RICHARD K. REECE AS

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

ATLANTA, November 17, 2005 – Acuity Brands, Inc. (NYSE: AYI) announced today that Richard K. Reece, age 49, will be joining the Company as Senior Vice President and Chief Financial Officer on December 1, 2005. Mr. Reece has over twenty-five years of financial and operational experience, most recently as Vice President, Finance and Chief Financial Officer of Belden CDT, Inc. (NYSE: BDC), a publicly held wire and cable manufacturer. During his twelve-year career with Belden CDT, Mr. Reece served for three years as the President of its Communications Division, which manufactures cable products for the telecommunication industry. Mr. Reece previously served as a partner with Ernst & Young LLP.

Karen J. Holcom, who has served as Interim Chief Financial Officer of Acuity Brands, will continue to serve as Vice President and Controller.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said, “We are excited to add Richard Reece to our senior management team. He has considerable business experience, including financial and operating management responsibilities. He has been personally involved in leading changes to improve performance in operations, which fits well with the

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improvement programs we have in place. Also, he has significant experience with mergers and acquisitions, from both his Ernst & Young practice and his work at Belden CDT, that will serve Acuity Brands well as we look to grow in the future.”

Mr. Reece said, “I am pleased to be joining a company that is putting a strong emphasis on customers, costs, and a culture of continuous improvement. I look forward to contributing to the future success and growth of Acuity Brands.”

Acuity Brands, Inc., with fiscal year 2005 net sales of approximately $2.2 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, and Gotham®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial™, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.